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              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.   20549
              __________________________________

                           FORM S-8

                    Registration Statement
                             Under
            The Securities Act of 1933, as amended.

                   METALLINE MINING COMPANY
      (Exact name of registrant as specified in charter.)

NEVADA                             91-1766677
(State of other jurisdiction       (I.R.S. Employer of
incorporation or organization)     Identification Number)

                     1330 Margaret Avenue
                  Coeur d'Alene, Idaho   83814
     (Address of executive offices, including zip code.)

                         (208) 665-2002
                (Registrant's telephone number)

                   METALLINE MINING COMPANY
             2000 NONQUALIFYING STOCK OPTION PLAN
                    (Full title of the plan)

                   Merlin Bingham, President
                   Metalline Mining Company
                      1330 Margaret Avenue
                 Coeur d'Alene, Idaho   83814
                    (208) 665-2002
      (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                     Conrad C. Lysiak, Esq.
                     601 West First Avenue
                           Suite 503
                  Spokane, Washington   99201
                        (509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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                CALCULATION OF REGISTRATION FEE

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                                  Proposed      Proposed
Title of Each                     Maximum       Maximum
Class of                          Offering      Aggregate    Amount of
Securities to     Amount to be    Price Per     Offering     Registration
be Registered     Registered      Unit/Share    Price [1]    Fee [1]
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Common Shares,
$0.01 par value,
issuable upon
exercise of
stock options
by Grantees      1,000,000        $ 2.5625     $ 2,562,500   $ 676.50

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Totals           1,000,000        $ 2.5625     $ 2,562,500   $ 676.50
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[1]       Based upon the mean between the closing bid and ask
          prices for common shares on April 2, 2000, in accordance with Rule 457(c).






























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PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference into this Registration Statement and made a part hereof:

     (a) Our Form 10 Registration Statement filed with the
Securities and Exchange Commission (the "Commission) on October 15, 1999 and which declared effective on December 3, 1999.

     (b) Our Form 10-K filed with the Commission for the period ending October 31, 1999.

     (c) All reports filed with the Securities and Exchange
Commission after October 15, 1999.

ITEM 4.   DESCRIPTION OF SECURITIES.

Common Stock.

     The authorized Common Stock of the Company consists of 50,000,000 shares of $0.01 par value Common Stock. As of February 22, 2000, 8,265,095 shares are issued and outstanding of which 2,958,614 are freely tradeable.

     All shares have equal voting rights and are not assessable.
Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

     You have traditional rights as to voting, dividends and liquidation. All of our shares of common stock are entitled to one vote on all matters. There are no pre-emptive rights and cumulative voting is not allowed. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation you are entitled to share equally in corporate assets after satisfaction of all liabilities. Copies of the Articles of Incorporation and Bylaws were filed as Exhibits to a Registration Statement filed by us in our Form 10 Registration Statement SEC File No. 000-27667, are incorporated herein by reference. All of our shares outstanding are fully paid and non-assessable.

Dividends.

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.


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Warrants.

     Currently, we have has outstanding warrants to acquire up to 996,500 shares of common stock at exercise prices ranging from $0.35 to $2.25 per share. Each warrant permits the holder thereof to acquire one share of common stock. The warrant expiration periods range from November 1, 2000 to September 15, 2005.

Transfer Agent.

     The transfer agent for our Common Stock is Idaho Stock
Transfer Co., 421 Coeur d'Alene Avenue, Coeur d'Alene, Idaho 83814.



ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

None.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The laws of the state of Nevada under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Articles of Incorporation and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.


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     The Company's Articles of Incorporation and Bylaws do not
contain any provisions for indemnification as described above.


ITEM 7.   EXEMPTION FROM REGISTRATION.

     None; not applicable.


ITEM 8.   EXHIBITS.

     The following documents are incorporated herein by reference from the Registrant's Form 10 Registration Statement filed with the Securities and Exchange Commission, SEC File 000-27667 on October 15, 1999 and declared effective by the Commission on December 3, 1999. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Number    Document Description

3.1       Articles of Incorporation.

3.2       Bylaws.

3.3       Articles of Amendment to the Articles of Incorporation.

4.1       Specimen Stock Certificate.

10.1      Master Agreement.

10.2      Royal Silver Letter.

99.1      James Czirr Consulting Agreement.

99.2      James Czirr Consulting Addendum.

     The following documents are incorporated herein:

5.1       Opinion of Conrad C. Lysiak, Attorney at Law

10.1      2000 Nonqualifying Stock Option Plan.

23.1 Consent of Williams & Webster, P.S. independent certified public accountants.

23.2      Consent of Conrad C. Lysiak, Attorney at Law







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ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

          3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





















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                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 3rd day of April, 2000.

                         METALLINE MINING COMPANY


                         BY:  /s/ Merlin Bingham
                              Merlin Bingham, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Merlin Bingham, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities laws or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signatures               Title                    Date


/s/ Merlin Bingham
Merlin Bingham           President and Director   04/03/2000


/s/ Daniel Gorski
Daniel Gorski            Vice President and       04/03/2000
                         Director

/s/ James C. Czirr
James C. Czirr           Director                 04/03/2000